Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to

Affirmative lnsurance Company

Burr Ridge, Illinois

USAgencies Casualty Insurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

07\I6L1001

Table of Contents

Article		Page
I	Classes of Business Reinsured	1

II	Commencement and Termination	2

III	Territory	4

IV	Exclusions	4

V	Retention and Limit	5

VI	Other Reinsurance	7

VII	Special Provisions	7

VIII	Loss in Excess of Policy Limits/Extra Contractual 0bligations	7

IX	Claims	8

X	Salvage and Subrogation	9

XI	Original Conditions	9

XII	Sliding Scale Commission	9

XIII	Reports and Remittances	11

XIV	Special Commutation	12

XV	Late Payments	14

XVI	Offset (BRMA 36A)	15

XVII	Access to Records (BRMA 1D)	15

XVIII	Errors and Omissions (BRMA 14F)	15

XIX	Currency (BRMA 12A)	15

XX	Taxes (BRMA 50B)	16

XXI	Federal Excise Tax	16

XXII	Reserves	16

XXIII	Insolvency	17

XXIV	Arbitration	18

XXV	Service of Suit	19

XXVI	Agency Agreement	20

XXVII	Governing Law (BRMA 71B)	20

XXVIII	Entire Agreement	20

XXIX	Intermediary (BRMA 23A)	20

07\I6L1001

Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to

Affirmative Insurance Company

Burr Ridge, Illinois

USAgencies Casualty Insurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Article I - Classes of Business Reinsured

A.

By this Contract Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) issued or renewed at or after the effective date hereof, and classified by the Company as Private Passenger Automobile Liability and Physical Damage business (including, but not limited to, Uninsured and Underinsured Motorists, Personal Injury Protection, miscellaneous coverages and other related coverages when issued in conjunction with Private Passenger Automobile business) produced in the following states, by or through USAgencies Management Services and Affirmative Insurance Services, Inc. (hereinafter referred to collectively as the “General Agent”):

1.	Alabama (only as respects policies issued through Affirmative Insurance Company and/or USAgencies Direct Insurance Company); and

2.	Louisiana (only as respects policies issued through USAgencies Casualty Insurance Company).

B.

It is understood that the classes of business reinsured under this Contract are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company’s policies when such policies include or are deemed to include so-called “Out of State Insurance” provisions.

07\I6L1001

C.	“Net liability” as used herein is defined as the Company’s gross liability (excluding any loss adjustment expense) remaining after cessions, if any, to other pro rata reinsurers.

D.

The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

E.

“Loss adjustment expense” as used herein shall mean expenses relating to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expenses shall include, but not be limited to, interest on judgments, expenses of outside adjusters and claim specific declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including office expenses or salaries of the Company’s regular employees, regardless of how such expenses are classified for statutory reporting purposes.

Article II - Commencement and Termination

A.

This Contract shall become effective at 12:01 a.m., local time at the location where the loss occurs, April 1, 2007, with respect to losses under policies allocated to underwriting years commencing at or after that time and date, and shall continue in force thereafter until terminated.

B.

Either party may terminate this Contract on December 31, 2008, or any December 31 thereafter by giving the other party not less than 90 days prior written notice. If this Contract is terminated by either party on December 31, 2008, termination shall be on a runoff basis in accordance with the provisions of paragraph F below.

C.

Notwithstanding the provisions of paragraph B above, either party may terminate this Contract, on a runoff or cutoff basis at the discretion of the Company, at any time by giving not less than 30 days prior written notice to the other party in the event any of the following circumstances occur:

1.	The other party has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling that party’s operations previously; or

2.

The other party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against it for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	A State Insurance Department or other legal authority has ordered the other party to cease writing business and such order remains in effect at least 30 days; or

07\I6L1001

4.

The Company, Subscribing Reinsurer or General Agent has committed a material breach of conditions, fraud, or default under the terms and conditions of the Contract; however, a 30 day “cure period” shall be provided during which time the party committing the material breach of conditions, fraud, or default shall come into compliance with its obligations under this Contract. If such party comes into compliance with its obligations under this Contract during the “cure period,” the notice of termination shall be rescinded by other party.

D.

Notwithstanding the provisions of paragraphs B and C above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract, on a runoff or cutoff basis at the discretion of the Company, at any time by giving not less than 30 days prior written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.	The Subscribing Reinsurer’s policyholders’ surplus during any underwriting year has been reduced to less than $1,600,000,000; or

2.

The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- (inclusive of “Not Rated” ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB (inclusive of “Not Rated” ratings); or

3.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

4.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent.

E.

Notwithstanding the provisions of paragraphs B, C and D above, the Company may terminate this Contract, on a runoff or cutoff basis at the discretion of the Company, immediately and automatically, without written notice, from the beginning of the underwriting year and the terms and conditions hereof shall be considered null and void in the event any of the following circumstances occur:

1.	This Contract is deemed not reinsurance, illegal or unenforceable by a State Insurance Department or other legal authority; or

2.

This Contract does not provide sufficient risk transfer to constitute reinsurance in accordance with the guidelines of those Financial Accounting Standards Board Statements of Financial Accounting Standards, as determined by auditors, regulators or other authorized third parties.

F.

Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer by written notice as promptly as possible, but not later than 30 days after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination plus any extended reporting period, including extensions required by statute, regulation, order of an insurance department, or otherwise, not to exceed 36 months following the effective date of termination.

07\I6L1001

G.

“Written notice” as used in paragraphs B, C, D and E above shall mean notice provided by certified or registered mail, return receipt requested, or by a recognized overnight delivery service and notice shall be deemed to have been provided on the date of mailing.

H.

“Underwriting year” as used herein shall mean the period from April 1, 2007 until December 31, 2007, both days inclusive, and each subsequent 12-month period shall be a separate underwriting year. However, if this Contract is terminated, the final underwriting year shall be from the beginning of the then current underwriting year through the effective date of termination. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year which is in effect as of:

1.	As respects all new policies, the effective date of such policies;

2.	As respects renewals of one year or less term policies, the renewal date of such policies.

Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraph 2 above. The term of any policy issued with respect to business covered hereunder shall not exceed 12 months.

I.

“Cutoff” as used herein shall mean that the Reinsurer shall have no liability hereunder with respect to losses occurring after the effective date of termination. The Reinsurer shall return all unearned net written premium (less provisional commission thereon as stated in the Sliding Scale Commission Article) as of the effective date of termination.

Article III - Territory

This Contract shall only apply to policies issued to insureds domiciled in the State of Louisiana or the State of Alabama and incidental foreign exposures; but this limitation shall not apply to losses if the Company’s policies provide coverage outside the aforesaid territorial limits.

Article IV - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.

Business not classified by the Company as Private Passenger Automobile Liability and Physical Damage business (including, but not limited, to Uninsured and Underinsured Motorists, Personal Injury Protection, miscellaneous coverages and other related coverages when issued in conjunction with Private Passenger Automobile business).

2.	Automobile insurance relating to the ownership or use of:

a.	Emergency vehicles;

07\I6L1001

b.	Racing automobiles;

c.	Automobiles leased or rented to others except long-term leases greater than six months;

d.	Motorcycles, motorized scooters, motorized bicycles and powercycles;

e.	All motor homes, trailers and other recreational vehicles.

3.

Assumed treaty or facultative reinsurance, except intercompany reinsurance and except agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date.

4.

Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance” and the “Nuclear Incident Exclusion Clause - Liability - Reinsurance” attached to and forming part of this Contract.

5.

Loss or damage caused by war, bombardment, invasion, insurrection, rebellion, revolution, military or usurped power, or confiscation by order of any government or public authority, as excluded under a standard War Exclusion Clause.

6.	Business received as a member of pools and associations other than those in which participation is mandatory.

7.	Pollution, as excluded under the Company’s original policies.

B.

If any business falling within the scope of one or more of the exclusions in paragraph A above is assigned to the Company under an Assigned Risk Plan, such exclusion(s) will not apply, it being understood and agreed that the limits of liability extended by the Company as respects such policies will not exceed the minimum statutory limits of liability prescribed in such Assigned Risk Plan.

C.

If the Company is inadvertently bound on a risk excluded in paragraph A above, such risk shall be covered hereunder until the Company receives notice thereof, and pending cancellation of such risk by the Company, for a period not to exceed 30 days after receipt of such notice. The Company agrees to use due diligence in canceling such risk immediately after receipt of notice.

Article V - Retention and Limit

A.

As respects business subject to this Contract, the Company shall retain and be liable for 75.0% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 25.0% of the Company’s net liability.

B.

In conjunction with the provisions of the Other Reinsurance Article, the Company may purchase other pro rata reinsurance at different terms and conditions set forth under this Contract; however, in no event shall the Company or any of its affiliates retain less than 25.0% of its net liability.

07\I6L1001

C.

Notwithstanding the provisions of paragraph A above, in the event the Company’s net written premium from policies issued to insureds domiciled in the State of Alabama (hereinafter “Alabama net written premium”) during any one underwriting year exceeds 25.0% of the Company’s total net written premium for policies subject hereunder during the underwriting year, the Alabama net written premium, as respects that underwriting year, shall be reduced proportionately so that such Alabama net written premium does not exceed 25.0% of the Company’s total net written premium for that underwriting year. In the event of a reduction of the Alabama net written premium for any underwriting year under the provisions of this paragraph, the premiums and losses paid hereunder for that underwriting year shall be adjusted retroactively to the beginning of the year.

D.

With respect to the coverages listed below, the Company shall purchase or be deemed to have purchased inuring excess facultative reinsurance to limit the related loss subject hereto from any one coverage, any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to the following amounts:

1.	Automobile Bodily Injury Liability, $100,000 each person, $100,000 each accident;

2.	Automobile Property Damage Liability, $100,000 each accident;

3.	Uninsured Motorists/Underinsured Motorists Bodily Injury, $100,000 each person, $100,000 each accident;

4.	Uninsured Motorists/Underinsured Motorists Physical Damage, $100,000 each accident;

5.	Automobile Medical Payments, $50,000 each person, $50,000 each accident;

6.	Automobile Physical Damage, $75,000 each risk, each accident.

E.

The Automobile Liability amounts shown in paragraph D shall be extended to follow the Company’s policy if the Company’s loss is greater than one or more of said amounts because its policy includes or is deemed to include so-called “Out of State Insurance” provisions.

F.

“Net written premium” as used herein is defined as the gross written premium of the Company for each underwriting year for the classes of business reinsured hereunder (excluding all policy fees or equivalent charges, billing-related fees, SR22 fees, brokerage fees or other similar fees), less cancellations and return premiums, and less premiums ceded, if any, by the Company for reinsurance which inures to the benefit of this Contract, it being understood and agreed that all premiums for policies allocated to an underwriting year shall be credited to that underwriting year, regardless of the date said premiums are booked by the Company.

07\I6L1001

Article VI - Other Reinsurance

A.

The Company shall be permitted to carry other reinsurance, subject to the provisions of paragraph B of the Retention and Limit Article, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

B.

As respects the first underwriting year hereunder, the Company shall have the option, until no later than April 15, 2007, to allow the Reinsurer to purchase common account catastrophe excess of loss reinsurance, recoveries under which, at the sole discretion of the Company no later than April 15, 2007, shall inure to the benefit of this Contract. As respects each subsequent underwriting year, the Company shall have the option to exercise such elections no later than 15 days following the inception of the replacement catastrophe excess of loss reinsurance.

Article VII - Special Provisions

As respects the classes of business covered hereunder, the Company shall require prior approval from the Reinsurer in the event:

1.

The Company’s overall rates, as respects policies issued to insureds domiciled in the State of Alabama or the State of Louisiana, are reduced by more than 5.0% (not including rate reductions as required by a judicial, legislative, regulatory or other legal authority);

2.

The Company issues policies with limits above state mandated requirements. However, in the event the Reinsurer does not provide prior approval to the Company for the issuance of policies with limits above state mandated requirements, the Company may issue such policies, but said policies will not be subject to the reinsurance coverage hereunder.

Article VIII - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.

In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “loss in excess of policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith, negligence or fraud on its part in rejecting an offer of settlement within policy limits, or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, loss in excess of policy limits and/or extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof (not exceeding, however, $1,000,000 each claim or $3,000,000 in the aggregate as respects each underwriting year) shall be subject to the provisions of the Retention and Limit Article. For the purposes of this Article, all claims associated with a certified class action shall be deemed to constitute one claim. In no event shall coverage be provided for loss adjustment expense associated with loss in excess of policy limits and/or extra contractual obligations.

07\I6L1001

B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.

If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

F.

Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article IX - Claims

A.

All loss settlements and judgments (including extra contractual obligations awards and loss in excess of policy limits judgments made against the Company) made by the Company, or the Company’s designated representative, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer.

B.

Claims handling shall be performed by the General Agent or its designated representative (hereinafter referred to as the “Claims Agent”) pursuant to the terms of the agreement between the Company and the General Agent and such designation is subject to the Company’s continuing approval and shall not be inconsistent with the terms and conditions of this Contract.

C.

The Reinsurer’s share of loss and loss recoveries shall be carried into a monthly account for which provision is hereinafter made; however, when the amount of loss paid by the Company under policies subject to this Contract as a result of any one accident exceeds $100,000, the Reinsurer’s share will, at the option and the demand of the Company, be immediately reimbursed by special remittance (hereinafter referred to as a “cash call”).

D.	As soon as practicable, the Company shall report to the Reinsurer losses involving the following, regardless of liability or coverage:

1.	Fatalities.

07\I6L1001

2.	Bodily injuries involving:

a.	Brain stem, quadriplegia, paraplegia or severe paralysis;

b.	Serious burns;

c.	Amputations of major limbs;

d.	Serious impairment of vision.

3.

Potential coverage disputes or bad faith situations which may, in the opinion of the Company, the General Agent or the Claims Agent, give rise to a loss in excess of policy limits judgment and/or an extra contractual obligation award.

Article X - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage and subrogation (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees, where it is economically reasonable in the sole judgment of the Company, to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XI - Original Conditions

A.

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations, inclusive of policy reformation and judicial interpretations, as the respective policies of the Company. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company (net of policy fees or equivalent charges, billing-related fees, SR22 fees, brokerage fees or other similar fees), prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XII - Sliding Scale Commission

A.

The Reinsurer shall allow the Company a 25.0% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.

The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the underwriting year under consideration:

1.	If the ratio of losses incurred to premiums earned is 80.0% or greater, the adjusted commission rate for the underwriting year under consideration shall be 15.0%;

07\I6L1001

2.

If the ratio of losses incurred to premiums earned is less than 80.0%, but not less than 75.0%, the adjusted commission rate for the underwriting year under consideration shall be 15.0%, plus 60.0% of the difference in percentage points between 80.0% and the actual ratio of losses incurred to premiums earned;

3.

If the ratio of losses incurred to premiums earned is less than 75.0%, but not less than 65.0%, the adjusted commission rate for the underwriting year under consideration shall be 18.0%, plus the difference in percentage points between 75.0% and the actual ratio of losses incurred to premiums earned;

4.

If the ratio of losses incurred to premiums earned is less than 65.0%, but not less than 55.0%, the adjusted commission rate for the underwriting year under consideration shall be 28.0%, plus 80.0% of the difference in percentage points between 65.0% and the actual ratio of losses incurred to premiums earned;

5.

If the ratio of losses incurred to premiums earned is less than 55.0%, but not less than 50.0%, the adjusted commission rate for the underwriting year under consideration shall be 36.0%, plus the difference in percentage points between 55.0% and the actual ratio of losses incurred to premiums earned;

6.	If the ratio of losses incurred to premiums earned is 50.0% or less, the adjusted commission rate for the underwriting year under consideration shall be 41.0%.

C.

Within 45 days after six months following the end of each underwriting year, the Company shall calculate and report the adjusted commission on premiums earned for the underwriting year. If the adjusted commission on premiums earned is less than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned is greater than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Reinsurer shall remit the difference to the Company within 15 days after receipt and verification of the Company’s report.

D.

In the event the adjusted commission calculation for any underwriting year is based partly on ceded reserves for losses, the adjusted commission shall be recalculated within 45 days after the end of each subsequent six-month period until all losses under policies allocated to the underwriting year have been settled. Any balance shown to be due either party as a result of any such recalculation shall be remitted within 15 days by the other party.

E.

“Losses incurred” as used herein shall mean ceded losses paid as of the effective date of calculation, plus the ceded reserves for losses outstanding as of the same date, including incurred but not reported loss reserves (hereinafter referred to as “IBNR”) as established by the Company’s actuary and agreed upon by the Reinsurer, less recoveries, if any, from common account catastrophe excess of loss reinsurance purchased in accordance with the

07\I6L1001

provisions of paragraph B of the Other Reinsurance Article, it being understood and agreed that all losses under policies allocated to an underwriting year shall be charged to that underwriting year, regardless of the date said losses actually occur, unless this Contract is terminated on a cutoff basis, in which event the Reinsurer shall have no liability for losses occurring after the effective date of termination.

F.

“Premiums earned” as used herein shall mean ceded net written premiums for policies allocated to an underwriting year, less the unearned portion thereof as of the effective date of calculation, less premiums, if any, for common account catastrophe excess of loss reinsurance purchased in accordance with the provisions of paragraph B of the Other Reinsurance Article, it being understood and agreed that all premiums for policies allocated to an underwriting year shall be credited to that underwriting year, unless this Contract is terminated on a cutoff basis, in which event the unearned reinsurance premium (less previously allowed provisional ceding commission) as of the effective date of termination shall be returned by the Reinsurer to the Company.

G.

It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, loss adjustment expense and all other expenses of whatever nature.

Article XIII - Reports and Remittances

A.	Within 30 days after the end of each month, the Company shall report to the Reinsurer (segregated by state and underwriting year) the following:

1.	Ceded net written premium for the month;

2.	All ceded premiums earned for the month;

3.	Provisional commission on (1) above;

4.	Ceded losses paid during the month (net of any recoveries during the month under the “cash call” provisions of the Claims Article);

5.	Ceded salvage, subrogation or other recoveries on losses;

6.	Ceded unearned premiums as of the end of the month;

7.	Ceded outstanding loss reserves as of the end of the month.

The positive balance of (1) less (3) less (4) plus (5) shall be remitted by the Company within 30 days after the end of each month. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 days after receipt and verification of the Company’s report.

B.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

07\I6L1001

Article XIV - Special Commutation

A.

The Company may require commutation of that portion of any unsettled liability hereunder represented by any outstanding claim or claims, including ceded unearned premium, if any, in the event of any one of the following circumstances occurring:

1.

A Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- (inclusive of “Not Rated” ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB (inclusive of “Not Rated” ratings); or

2.

A Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	A Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.

“Outstanding claim or claims” as used herein shall mean known or unknown claims, including any billed yet unpaid claims.

B.

If the Company elects to require commutation as provided in paragraph A above, the Company shall submit a Statement of Valuation of the outstanding claim or claims as of the last day of the month immediately preceding the month in which the Company elects to require commutation, as determined by the Company. Such Statement of Valuation shall include the elements considered reasonable to establish the unsettled liability and shall set forth or attach the information relied upon by the Company and the methodology employed to calculate the unsettled liability. The Subscribing Reinsurer shall then pay the amount requested, plus any ceded unearned premium reserves, within 15 calendar days of receipt of such Statement of Valuation, unless the Subscribing Reinsurer needs additional information from the Company to assess the Company’s Statement of Valuation or contests such amount.

C.

If the Subscribing Reinsurer needs additional information from the Company to assess the Company’s Statement of Valuation or contests the amount requested, the Subscribing Reinsurer shall so notify the Company within 15 calendar days of receipt of the Company’s Statement of Valuation. The Company shall supply any reasonably requested information to the Subscribing Reinsurer within 15 calendar days of receipt of the notification. Within 30 calendar days of the date of the notification or of the receipt of the information, whichever is later, the Subscribing Reinsurer shall provide the Company with its Statement of Valuation of the outstanding claim or claims as of the last day of the month immediately preceding the month in which the Company elects to require commutation, as determined by the Subscribing Reinsurer. Such Statement of Valuation shall include the elements considered reasonable to establish the unsettled liability and shall set forth or attach the information relied upon by the Subscribing Reinsurer and the methodology employed to calculate the unsettled liability.

D.

In the event the Subscribing Reinsurer’s Statement of Valuation of the outstanding claim or claims is viewed as unacceptable to the Company, the Company may either abandon the commutation effort, or may seek to settle any difference by using an independent actuary agreed to by the parties.

07\I6L1001

E.

If the parties cannot agree on an acceptable independent actuary within 15 calendar days of the date of the Subscribing Reinsurer’s Statement of Valuation, then each party shall appoint an actuary as party arbitrators for the limited and sole purpose of selecting an independent actuary. If the actuaries cannot agree on an acceptable independent actuary within 15 calendar days of the date of the Subscribing Reinsurer’s Statement of Valuation, the Company shall supply the Subscribing Reinsurer with a list of at least 5 proposed independent actuaries, and the Subscribing Reinsurer shall select the independent actuary from that list.

F.

Upon selection of the independent actuary, both parties shall present their respective written submissions to the independent actuary. The independent actuary may, at his or her discretion, request additional information. The independent actuary shall issue his or her decision within 45 calendar days after the written submissions have been filed and any additional information has been provided.

G.

The decision of the independent actuary shall be final and binding. The expense of the independent actuary shall be equally divided between the two parties. For the purposes of this Article, unless mutually agreed otherwise, an “independent actuary” shall be an actuary who satisfies each of the following criteria:

1.	Is regularly engaged in the valuation of claims resulting from lines of business subject to this Contract; and

2.	Is either a Fellow of the Casualty Actuarial Society or Member of the American Academy of Actuaries; and

3.	Is disinterested and impartial regarding this commutation.

H.

Notwithstanding paragraphs A, B and C above, in the event the Subscribing Reinsurer no longer meets the specifications set forth in paragraph A above, this commutation may continue on a mutually agreed basis.

I.

Payment by the Subscribing Reinsurer of the amount requested in accordance with paragraph B, C or F above, shall release the Subscribing Reinsurer from all further liability for outstanding claim or claims, known or unknown, and ceded unearned premium reserves under this Contract and shall release the Company from all further liability for payments of salvage or subrogation amounts, known or unknown, to the Subscribing Reinsurer under this Contract.

J.	In the event of any conflict between this Article and any other article of this Contract, the terms of this Article shall control.

K.	This Article shall survive the termination of this Contract.

07\I6L1001

Article XV - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.

In the event any premium, loss or other payment due either party is not received by the intermediary named in Intermediary Article (BRMA 23A) (hereinafter referred to as the “Intermediary”) by the payment due date, the party to which payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.

1/365ths of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made plus 400 basis points; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.

As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.

As respects a “cash call” made in accordance with paragraph C of the Claims Article, payment shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.

As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be deemed as 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit,

07\I6L1001

or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.

Interest penalties arising out of the application of this Article that are $5,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XVI - Offset (BRMA 36A)

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company. This provision shall not be affected by the insolvency of either party to this Contract.

Article XVII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XIX - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

07\I6L1001

Article XX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXI - Federal Excise Tax

A.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXII - Reserves

A.

The Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss reserves (including IBNR as established by the Company’s actuary and agreed upon by the Reinsurer) by:

1.

Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.

Is unauthorized, unapproved, unqualified, or not accredited in any state of the United States of America or the District of Columbia having jurisdiction over the Company, and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Has an A.M. Best’s rating assigned or downgraded below A- (inclusive of “‘Not Rated” ratings) and/or Standard & Poor’s rating assigned or downgraded below BBB (inclusive of “Not Rated” ratings).

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

07\I6L1001

For the purpose of this Contract, the Lloyd’s U.S. Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument.

B.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.

To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss reserves (including IBNR as established by the Company’s actuary and agreed upon by the Reinsurer) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.

To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss reserves (including IBNR as established by the Company’s actuary and agreed upon by the Reinsurer), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXIII - Insolvency

A.

In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give writhen notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the

07\I6L1001

conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.

It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

D.

Notwithstanding the above, in the event of insolvency of the company, the Reinsurer under this Contract shall have rights, as more fully set forth in Section 173.2, 173.3, and 173.4 of Illinois Insurance Code, as amended.

Article XXIV - Arbitration

A.

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to binding arbitration. One Arbitrator shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbitrators before the arbitrators enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or intermediaries. In the event that either party should fail to choose an Arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two Arbitrators who shall in turn choose an Umpire before entering upon arbitration. If the two Arbitrators fail to agree upon the selection of an Umpire within 30 days following the final Arbitrator appointment, each Arbitrator shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.

Unless mutually agreed to in writing by both parties, each party shall be required to present its case to the Arbitrators at a hearing within 30 days following the appointment of the Umpire. Unless otherwise agreed to by both parties, the hearing shall be held on consecutive days. The Arbitrators shall render their written decision within 21 days following the day on which the hearing concludes.

07\I6L1001

C.

The parties may, however, mutually agree to present their respective cases solely in writing, without the necessity of a formal hearing. In the event the parties so elect, the parties shall submit initial briefs concurrently. Within 10 days of submission of the initial briefs, each party shall be entitled but not required to submit a response brief. The Arbitrators shall render their written decision within 21 days after receipt of any response briefs.

D.

The parties desire that any arbitration proceed expeditiously. To that end, any written and/or oral discovery shall be conducted within the time limits set forth herein. To the extent the parties wish to conduct discovery, the parties shall in good faith attempt to negotiate and agree on reasonable discovery. If the parties are unable to agree on the extent of any reasonable discovery to be conducted, the issue of what, if any, discovery to be conducted shall be presented to the Arbitrators. In that event, the Arbitrators may allow reasonable discovery consistent with the parties’ desire to proceed expeditiously and within the time limits set forth herein.

E.

The Arbitrators shall consider this Contract as an honorable engagement rather than merely as a legal obligation; however, in resolving any dispute between the parties, the Arbitrators shall first attempt in all instances to give effect to the plain meaning of the language set forth in the written agreement. The decision of the Arbitrators shall be final and binding on both parties; but failing to agree, the Arbitrators shall call in the Umpire and the decision of the majority of the Arbitrators and the Umpire shall be final and binding upon both parties. Judgment upon the final decision of the Arbitrators may be entered in any court of competent jurisdiction.

F.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

G.

Each party shall bear the expense of its own Arbitrator, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbitrators are chosen by one party, as above provided, the expense of the Arbitrators, the Umpire and the arbitration shall be equally divided between the two parties.

H.

Unless otherwise agreed to by both parties, any arbitration proceedings shall take place at Burr Ridge, Illinois, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the laws of the State of Illinois.

Article XXV - Service of Suit

(Applicable if the Reinsurer is no domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event of the failure of the Reinsurer to perform its obligations under this Contract, the Reinsurer, at the request of the Company, will submit to the jurisdiction of

07\I6L1001

a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXVI - Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article XXVII - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Illinois.

Article XXVIII - Entire Agreement

This Contract constitutes the entire agreement between the parties hereby with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by written amendment to this Contract and signed by the parties hereto.

Article XXIX - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

07\I6L1001

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Burr Ridge, Illinois, this 27th day of February in the year 2007.

Affirmative Insurance Company
USAgencies Casualty Insurance Company
USAgencies Direct Insurance Company

07\I6L1001

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.

This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as lnsurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.

Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as lnsurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.

lnstallations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.

Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as lnsurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)

where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.

Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as lnsurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)

all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)

with respect lo any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B
0 7\I6L1001

Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1)

This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)

Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability lnsurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear lnsurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.

Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)

Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

(a)

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability lnsurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear lnsurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)

resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

07\I6L1001

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to

(immediate medical or surgical relief

(first aid,

to expenses incurred with respect to

(bodily injury, sickness, disease or death

(bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

(injury, sickness, disease, death or destruction

(bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

(c)

any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)

any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury”‘ or “destruction,”

(“property damage” includes all forms of radioactive contamination of property,

(includes all forms of radioactive contamination of property.

V.

The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)

statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)

Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE.

The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67
N.M.A. 1590

0 7\I6L1001

Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to

Affirmative Insurance Company

Burr Ridge, Illinois

USAgencies Casualty lnsurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

Reinsurer	Participation
GMAC Re Corporation (for Motors Insurance Corporation)	100.0%

Total	100.0%

07IL\I6L1001

Interests and Liabilities Agreement

of

Motors Insurance Corporation

Detroit, Michigan

by

GMAC Re Corporation

Mt. Laurel, New Jersey

(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Private Passenger

Automobile Quota Share

Reinsurance Contract

Effective: April 1, 2007

issued to and duly executed by

Affirmative lnsurance Company

Burr Ridge, Illinois

USAgencies Casualty Insurance Company

Baton Rouge, Louisiana

and

USAgencies Direct Insurance Company

New York, New York

The Subscribing Reinsurer hereby accepts a 100% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above.

This Agreement: shall become effective at 12:01 a.m., local time at the location where the loss occurs, April 1,2007, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Mt. Laurel, New Jersey, this 27th day of February in the year 2007.

GMAC Re Corporation
(for and on behalf of Motors Insurance Corporation)

07IL\I6L1001